CERTIFICATE OF DETERMINATION
OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
OF SERIES B CONVERTIBLE PREFERRED STOCK OF
CYBER MERCHANTS EXCHANGE, INC.

The undersigned, Kwok Chung and Sze Po Nei, hereby certifies that:

A. Kwok Chung is the duly elected and acting President and Chief Executive Officer of Cyber Merchants Exchange, Inc., a California corporation (the “Company”), and that Sze Po Nei is the duly elected and acting Secretary of the Company.

B. Pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Company, the Board of Directors adopted the following resolutions creating a series of shares of Preferred Stock designated as Series B Convertible Preferred Stock on August 16, 2006:

“RESOLVED, that, pursuant to the Company’s Amended and Restated Articles of Incorporation (“Articles of Incorporation”), the Board of Directors of the Company (the “Board of Directors”) hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series B Convertible Preferred Stock as follows:

1.  Number of Shares; Designation. A total of 1,800,000 shares of preferred stock of the Company is hereby designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”). Shares of the Series B Preferred Stock (“Preferred Shares”) will be issued pursuant to the terms of the Subscription Agreements by and between the Company and the Purchasers named therein (the “Subscription Agreements”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 17 hereof.

2.  Rank. The Series B Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Company, rank:

(i) Senior and prior to the Common Stock, no par value, of the Company (the “Common Stock”), and any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Articles of Incorporation or the certificate of determination establishing such additional preferred stock as ranking junior to the Preferred Shares. Any shares of the Company’s capital stock which are junior to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Junior Dividend Shares” and any shares which are junior to the Preferred Shares with respect to redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Junior Liquidation Shares”.

(ii) Pari passu with any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Articles of Incorporation or the certificate of determination establishing such additional preferred stock as ranking equal to the Preferred Shares or which do not state they are Junior Dividend Shares or Senior Dividend Shares (as defined below). Any shares of the Company’s capital stock which are equal to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Parity Dividend Shares” and any shares which are equal to the Preferred Shares with respect to redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Parity Liquidation Shares”.

(iii) Junior to any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Articles of Incorporation or the certificate of determination establishing such additional preferred stock as ranking senior to the Preferred Shares. Any shares of the Company’s capital stock which are senior to the Preferred Shares with respect to the payment of dividends are hereinafter referred to as “Senior Dividend Shares” and any shares which are senior to the Preferred Shares with respect to redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Senior Liquidation Shares”.

Any issuance of additional shares of preferred stock shall be subject to the provisions of Section 16 hereunder.

3.  Dividends.

(a)  The dividend rate on Preferred Shares shall be $0.56 per share per annum. Dividends on Preferred Shares shall be fully cumulative, accruing, without interest (except as provided herein with respect to overdue accrued and unpaid dividends), from the Original Issuance Date of the Series B Preferred Stock through the date of conversion or other acquisition by the Company thereof, and shall be due and payable in arrears on March 29, June 29, September 29 and December 29 of each year, commencing September 29, 2006, except that if such date is not a Business Day, then the dividend shall be payable on the first immediately succeeding Business Day (each such date being hereinafter referred to as a “Dividend Payment Date”). Dividends on the Preferred Shares shall be paid in cash. Each dividend shall be paid to the Holders of record of Preferred Shares as they appear on the stock register of the Company on the record date, not less than ten (10) nor more than sixty (60) days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date shall be computed on the basis of a 360-day year of twelve (12) 30-day months and rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Payment Date may be declared and paid at any time, without reference to any scheduled Dividend Payment Date, to Holders of record on such date, not exceeding forty-five (45) days preceding the payment date thereof, as may be fixed by the Board of Directors. Dividends shall accrue regardless of whether the Company has earnings, whether there are funds legally available therefor and/or whether declared. All overdue accrued and unpaid dividends shall entail a late fee at the rate of fifteen percent (15%) per annum (or such lesser amount as required by applicable law), to accrue daily, from the date such dividend is due hereunder through and including the date of payment. The Holders shall not be entitled to any dividends other than the dividends provided for in this Section 3.

(b)  No dividends, except as described in the next sentence, shall be declared or paid or set apart for payment on any Parity Dividend Shares for any period unless full cumulative dividends (plus any accrued late fees thereon) have been or contemporaneously are declared and paid or declared and set aside for payment for all accrued dividends with respect to the Series B Preferred Stock through the most recent Dividend Payment Date ending on or prior to the date of payment. In the event dividends accrued and payable (plus any accrued late fees thereon) on Preferred Shares and any Parity Dividend Shares at the time outstanding have not been paid in full, all dividends declared by the Company upon Preferred Shares or Parity Dividend Shares shall be declared pro rata with respect to all such shares, so that the amounts of any dividends declared on Preferred Shares and the Parity Dividend Shares shall in all cases bear to each other the same ratio that, at the time of the declaration, all accrued but unpaid dividends (plus any accrued late fees thereon) on Preferred Shares and the other Parity Dividend Shares, respectively, bear to each other.

(c)  If at any time the Company has failed to (x) pay or set apart for payment all accrued dividends (plus any accrued late fees thereon) on any Preferred Shares through the then most recent Dividend Payment Date and (y) set apart for payment an amount in cash equal to the scheduled dividend payments for each of the next two (2) Dividend Payment Dates, the Company shall not, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to:

(i)  declare or pay or set aside for payment any dividend or other distribution on or with respect to any Junior Dividend Shares, whether in cash, securities, obligations or otherwise (other than dividends or distributions paid in shares of capital stock of the Company ranking junior to Preferred Shares both as to the payment of dividends and as to rights in liquidation, dissolution or winding-up of the affairs of the Company (“Junior Stock”), or options, warrants or rights to subscribe for or purchase shares of Junior Stock); or

(ii)  redeem, purchase or otherwise acquire, or pay into, set apart money or make available for a sinking or other analogous fund for the redemption, purchase or other acquisition of, any Preferred Shares, Parity Dividend Shares, Parity Liquidation Shares or shares of Junior Stock for any consideration (except by conversion into or exchange for Junior Stock).

(d)  Any reference to “distribution” contained in this Section 3 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

4.  Liquidation.

(a)  The liquidation value per Preferred Share, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, shall be an amount equal to $7.00, subject to adjustment in the event of a stock split, stock dividend or similar event applicable to the Series B Preferred Stock, plus an amount equal to the cash value of dividends accrued and unpaid thereon (including any accrued late fees thereon), whether or not declared, to the payment date (the “Liquidation Value”).

(b)  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company (a “Liquidation Event”), the Holders (i) shall not be entitled to receive payments for the liquidation of the Preferred Shares held by them until the liquidation value of all Senior Liquidation Shares shall have been paid in full, and (ii) shall be entitled to receive the greater of: (i) one hundred twenty-five percent (125%) of the Liquidation Value of such Preferred Shares held by them or (ii) an amount equal to the closing price of the Company’s common stock on the day of the Liquidation Event multiplied by the number of shares of the Company’s common stock that the Preferred Shares held by such Holder is convertible into (“Liquidation Amount”) in preference to and in priority over any distributions upon the Junior Liquidation Shares. Upon payment in full of the Liquidation Amount to which the Holders are entitled, the Holders will not be entitled to any further participation in any distribution of assets by the Company. If the assets of the Company are not sufficient to pay in full the Liquidation Amount payable to the Holders and the liquidation value payable to the holders of any Parity Liquidation Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts that would be payable on the distribution if the amounts to which the Holders and the holders of Parity Liquidation Shares are entitled were paid in full.

(c)  The Company shall, no later than the date on which a Liquidation Event occurs or is publicly announced, deliver in accordance with Section 15 written notice of any Liquidation Event, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, not less than thirty (30) days prior to any payment date stated therein, to each Holder.

(d)  Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

5.  Redemption Upon Triggering Event.

(a)  Holders’ Right of Redemption. Upon a Triggering Event (as defined in Section 5(b)), each Holder shall have the right, at such Holder’s option, to require the Company to redeem all, but not less than all, of its then-outstanding Preferred Shares at the Liquidation Amount applicable to such Preferred Shares as of the Redemption Date (the “Redemption Amount”). A Holder may exercise such election by surrendering the certificate or certificates representing the Holder’s Preferred Shares to the Company, or its agent, together with the form of redemption notice attached hereto as Exhibit A (the “Redemption Notice”). Each Redemption Notice shall specify the number of Preferred Shares held by such Holder and the date on which such redemption is to be effected, which may not be prior to the date the Holder delivers the Redemption Notice to the Company, or its agent, in accordance with Section 15 (the “Redemption Date”). If no Redemption Date is specified in a Redemption Notice, the Redemption Date shall be the date that the Redemption Notice is deemed delivered to the Company, or its agent, pursuant to Section 15. Each Redemption Notice, once given, shall be irrevocable. Upon receipt of a Redemption Notice, the Company shall pay to such Holder the Redemption Amount in the manner and within the time set forth in Section 5(c). Any redemption pursuant to this Section 5(a) shall be subject to Section 5(d) with respect to consequences of the Company’s failure to deliver the Redemption Amount pursuant to this Section.

(b)  “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)  If, during the Effectiveness Period (as defined in the Registration Rights Agreement), sales cannot be made pursuant to the Registration Statement for any reason (including without limitation by reason of a stop order, or the Company's failure to update the Registration Statement), except as may otherwise be excused or permitted pursuant to the provisions of the Registration Rights Agreement, for more than an aggregate of twenty-five (25) calendar days (which need not be consecutive days) during any twelve (12) month period;

(ii)  the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been remedied within thirty (30) calendar days after the date on which written notice of such failure or breach shall have been given;

(iii)  any material breach of the agreements required by the Subscription Agreements to be delivered to the Holders at the closing thereof;

(iv)  the Company shall be party to a Change of Control Transaction;

(v)  the Common Stock shall fail to be listed or quoted for trading on a Principal Market for more than ten (10) Trading Days, which need not be consecutive Trading Days;

(vi)  (x) the failure to have the registration statement required to be filed pursuant to Section 3(a) of the Registration Rights Agreement entered into in connection with the sale of the Preferred Shares declared effective by the Commission (as defined by the Registration Rights Agreement) by the one year anniversary of the closing date of the sale of the Preferred Shares AND the holder of such Preferred Shares can not sell any of the common stock to be received upon conversion of such Preferred Share pursuant to Rule 144, provided a legal opinion with respect to the availability of Rule 144 for the resale of Registrable Securities received upon conversion of such Preferred Shares has been rendered by a law firm acceptable to both the Company and the Holder as evidence that Rule 144 is available for such Registrable Securities; or (y) the Exercise Price (as defined in the warrants) of the warrants shall have been adjusted to the minimum Exercise Price of $0.15 and thereafter a Registration Event (as defined in the Registration Rights Agreement) shall have occurred or is continuing;

(vii)  the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days;

(viii)  the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action;

(ix)  any event of default occurs and is declared a default by the Company’s creditor with respect to any material indebtedness in which the amount defaulted exceeds US$250,000 in any one instance and US$500,000 in the aggregate, and any applicable grace periods in such indebtedness with respect to such event of default shall have expired; or

(x)  a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) calendar days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) calendar days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) calendar days of the issuance of such judgment.

(c)  Delivery of Redemption Amount. Not later than five (5) Business Days after the Redemption Date, the Company shall pay the Redemption Amount to the applicable Holder in immediately available funds; provided, however, that the Company shall not be obligated to pay the Redemption Amount upon redemption of any Preferred Shares until certificates evidencing such Preferred Shares are either delivered for redemption to the Company or any transfer agent for the Preferred Shares, or the Holder of such Preferred Shares notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

(d)  Failure to Pay Redemption Amount. In the event a Redemption Amount is not paid to or as directed by the applicable Holder by the fifth (5th) Business Day after the later of the Redemption Date or the date on which the Company receives the Preferred Shares certificate or certificates, and such failure to deliver the Redemption Amount continues for two (2) Business Days following the delivery of written notice thereof from such Holder (a “Redemption Default”), the Company shall pay to such Holder, as liquidated damages and not as a penalty, a late fee at the rate of fifteen percent (15%) per annum (or such lesser amount as required by applicable law) with respect to the Redemption Amount, to accrue daily, from the date of the Redemption Default through and including the date of payment of the Redemption Amount and all accrued late fees thereon. In such event, a Holder shall retain all of the Holder’s rights and remedies with respect to the Company’s failure to pay the Redemption Amount (including any late fees thereon). Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to pay the Redemption Amount within the period specified herein, and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(e)  No Other Redemption Rights. Except as provided in this Section 5, the Preferred Shares shall not be redeemable, whether by the Company, at the request of any Holder, or otherwise.

6.  Conversion.

(a)  Holders’ Right to Convert. Each Preferred Share shall be convertible into shares of Common Stock (subject to reduction pursuant to Section 6(g)) with such conversion being effected at the Conversion Price then in effect at the option of the Holder in whole or in part at any time after the Original Issuance Date. The Holders shall effect conversions by surrendering the certificate or certificates representing the Preferred Shares to be converted to the Company, or its agent, together with the form of conversion notice attached hereto as Exhibit B (the “Holder Conversion Notice”). Each Holder Conversion Notice shall specify the number of Preferred Shares to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Holder Conversion Notice to the Company, or its agent, in accordance with Section 15 (the “Holder Conversion Date”). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to Section 15. Subject to the provisions of Section 6(e) hereof, each Holder Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all Preferred Shares represented by the certificate or certificates tendered by the Holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason (including as a result of the limitation set forth in Section 6(g)), the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 6(d)) a certificate for such number of Preferred Shares as have not been converted. Any conversion pursuant to this Section 6(a) shall be subject to Section 6(e) with respect to consequences of the Company’s failure to deliver shares of Common Stock in respect of a conversion under this Section.

(b)  Automatic Conversion. The outstanding and unconverted Preferred Shares shall be converted into shares of the Company’s common stock at the Conversion Price then in effect, subject to reduction pursuant to Section 6(g), by delivering to the Holders a notice in the form attached hereto as Exhibit C (the “Automatic Conversion Notice”) upon the happening of all of the following events: (i) for each of the twenty (20) consecutive Trading Days immediately preceding the date of delivery of the Automatic Conversion Notice, the daily Closing Price of the Common Stock shall be equal to at least two hundred fifty percent (250%) of the Conversion Price in effect as of the date immediately preceding the date of the Automatic Conversion Notice; and (ii) the daily trading volume of the Common Stock for each of the Trading Days during such twenty (20) Trading day period shall be at least 500,000 shares; provided, however, no such conversion is permitted unless at the time of the delivery of the Automatic Conversion Notice and on the Automatic Conversion Date, (A) the Company is in compliance with all of its obligations under this Certificate of Determination and the Transaction Documents, (B) during each of the Trading Days in such twenty (20) day period, the Registration Statement has been effective and has not been suspended by the SEC, (C) as of the Conversion Date, the Registration Statement is effective and has not been suspended by the SEC and no event has occurred which will likely result in the Registration Statement being declared ineffective or suspended by the SEC, and (D) no Triggering Event described in Section 5(b) hereof has occurred and is continuing. The Automatic Conversion Notice shall specify the date on which such conversion is to be effected, which date may not be prior to the day after the Company delivers such Automatic Conversion Notice in accordance with Section 15 or later than ten (10) Business Days subsequent to such delivery (the “Automatic Conversion Date”). If no Automatic Conversion Date is specified in an Automatic Conversion Notice, the Automatic Conversion Date shall be the day after the Automatic Conversion Notice is deemed delivered pursuant to Section 15. Any conversion pursuant to this Section 6(b) shall be subject to Section 6(e) with respect to consequences of the Company’s failure to deliver shares of Common Stock in respect of a conversion under this Section. If a conversion hereunder cannot be effected in full for any reason (including as a result of the limitation set forth in Section 6(g)), the Company shall promptly deliver to such tendering Holder (in the manner and within the time set forth in Section 6(d)) a certificate for such number of Preferred Shares as have not been converted.

(c)  Mandatory Conversion. On the second anniversary of the Original Issuance Date (the “Mandatory Conversion Date”), the Company shall require the conversion of all of the then outstanding and unconverted Preferred Shares with such conversion being effectuated at the Conversion Price in effect as of such date by delivering to the Holder of such shares to be converted a notice in the form attached hereto as Exhibit D (the “Mandatory Conversion Notice”); provided that, no such conversion is permitted so long as a Triggering Event described in Section 5(b)(vii) or (viii) hereof has occurred and is continuing; provided, further, that the Mandatory Conversion shall be delayed to the extent that a registration statement covering the resale of the Common Stock to be issued to holders of the Preferred Shares upon conversion is and has been continuously effective for a period of at least 120 calendar days prior to the Mandatory Conversion Date, but in no case should the delay be for a period more than 120 days after the Mandatory Conversion Date. A Holder Conversion Date, an Automatic Conversion Date and a Mandatory Conversion Date are sometimes referred to herein as the “Conversion Date,” and a Holder Conversion Notice, an Automatic Conversion Notice and a Mandatory Conversion Notice are sometimes referred to as a “Conversion Notice.” Any conversion pursuant to this Section 6(c) shall be subject to Section 6(e) with respect to consequences of the Company’s failure to deliver shares of Common Stock in respect of a conversion under this Section.

(d)  Delivery of Common Stock. Not later than three (3) Trading Days after any Conversion Date, the Company will deliver to the Holders (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being issued upon the conversion of Preferred Shares (subject to reduction pursuant to Section 6(g), if applicable), and (ii) one or more certificates representing the number of Preferred Shares not converted, as applicable; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Preferred Shares until certificates evidencing such Preferred Shares are either delivered for conversion to the Company or any transfer agent for the Preferred Shares or Common Stock, or the Holder of such Preferred Shares notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available.

(e)   Failure to Deliver Common Stock. If in the case of the delivery of any Conversion Notice as provided herein, the certificate or certificates for the Common Stock issuable upon conversion of the subject Preferred Shares are not delivered to or as directed by the applicable Holder by the third (3rd) Tradng Day after the later of the Conversion Date or the date on which the Company receives the Preferred Shares certificate or certificates, and such failure to deliver certificates continues for two (2) Trading Days following the delivery of written notice thereof from such Holder (a “Conversion Default”), the Company shall pay to such Holder: the greater of (i) cash payments with respect to each Preferred Share subject of such Conversion Default, as liquidated damages and not as a penalty, an amount equal to the Liquidation Value of such Preferred Share multiplied by one percent (1%) (or such lesser amount as required by applicable law) for each day after the date of the Conversion Default until such certificates are delivered; or (ii) if on or after the third (3rd) Trading Day the holder of the Preferred Shares purchases (in an open market transaction or in another bona fide transaction) Common Stock to deliver in satisfaction of a sale by such holder of the Common Stock issuable upon such conversion that such holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after the holder of the Preferred Share's request and in such holder's discretion, either (i) pay cash to such holder in an amount equal to such holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such holder a certificate or certificates representing such Common Stock and pay cash to such holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of conversion. Amounts payable hereunder shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amounts have accrued. In the event of a Conversion Default with respect to the conversion of Preferred Shares by the Holder pursuant to Section 6(a) or by the Company pursuant to Section 6(b), a Holder may, upon written notice to the Company, regain on the date of such notice the rights of such Holder under the Preferred Shares that are the subject of such Conversion Default. In such event, a Holder shall retain all of the Holder’s rights and remedies with respect to the Company’s failure to deliver such Conversion Shares (including without limitation the right to receive the cash payments specified above through the date of such written notice). Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(f)  Number of Shares of Common Stock Issuable upon Conversion. The number of shares of Common Stock to be delivered by the Company to a Holder pursuant to a conversion of Preferred Shares under Section 6(a), (b) or (c) shall be determined by dividing (i) the aggregate Liquidation Value of such Holder’s Preferred Shares to be converted by (ii) the Conversion Price in effect on the applicable Conversion Date. The initial Conversion Price shall be $0.261, and shall be adjusted in accordance with Section 8.

(g)  Beneficial Ownership Restriction. Solely for the purposes of Sections 6(a) and (b), the Company shall not issue shares of Common Stock upon a conversion in an amount which results in the Holder and its Affiliates beneficially owning an aggregate of more the 4.99% of the outstanding Common Stock of the Company, after giving effect to such issuance of Common Stock, on the applicable Conversion Date, with beneficial ownership being determined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. For the purposes hereof, the determination of beneficial ownership shall exclude shares of Common Stock issuable upon exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, warrants issued in the Private Placement) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates.

7.  [intentionally omitted].

8.  Conversion Price Adjustments and Reorganizations. The Conversion Price for determining the number of shares of Common Stock into which the Preferred Shares shall be converted as provided for herein shall be subject to adjustment from time to time as hereinafter set forth:

(a)  Full Ratchet Anti-Dilution.

(i) Except as provided in Section 8(a)(iii), whenever the Company issues or sells, or, pursuant to any provision of Section 8(a)(ii), is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the then applicable Conversion Price, then, immediately upon such issuance or sale, the Conversion Price shall be reduced to the lowest per share price of Common Stock in such issuance or sale or deemed issuance or sale.

(ii) Any grant by the Company (whether directly or by assumption in a merger or otherwise, in any manner) of any warrants, rights to subscribe for, or options to purchase any Common Stock (collectively, the “Options”) or any issuance or sale by the Company (whether directly or by assumption in a merger or otherwise, in any manner) of any security convertible into or exchangeable for shares of Common Stock (“Convertible Securities”) shall be deemed to be an issuance of Common Stock, whether or not immediately exercisable or convertible. The number of shares of Common Stock deemed to be issued shall be equal to the maximum number of shares of Common Stock issuable upon the exercise of such Options or conversion of such Convertible Securities. The price per share of Common Stock in such deemed issuance or sale of Common Stock shall be determined by dividing the amount determined in (A) below, by the amount determined in (B) below:

(A) the sum of (a) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options or issuance of such Convertible Securities, plus (b) the minimum aggregate amount of additional consideration payable to the Company upon the full exercise of all such Options or the full conversion of all such Convertible Securities (“Total Consideration”);

(B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion of such Convertible Securities.

For purposes of this Section 8(a)(ii), in the event that there is a change in the Total Consideration for any Options or Convertible Securities, as determined above (a “Price Change”), at any time (including, but not limited to, changes designed to protect against dilution), the price per share of Common Stock in such deemed issuance or sale of Common Stock shall be readjusted immediately to the price per share of Common Stock which would have been in effect if such Options or Convertible Securities had provided for such Price Change at the time initially granted, issued or sold. Except as otherwise provided in the preceding sentence, no adjustment of the price per share of Common Stock in such deemed issuance or sale of Common Stock under this Section 8(a)(ii) shall be made upon the exercise of the Options or upon the conversion of the Convertible Securities.

(iii) Notwithstanding anything in this Certificate of Determination to the contrary, no downward adjustment shall be made to the Conversion Price under this Section 8(a): (1) for the issuance of Common Stock upon conversion of the Company’s Series A Preferred Stock issued pursuant to that certain Exchange Agreement, dated July 7, 2006, by and among the Company, Prime Fortune Enterprises, Ltd. and the stockholders of Prime Fortune Enterprises, Ltd. (the “Exchange Agreement”), in accordance with the Certificate of Determination of the Series A Preferred Stock as of the date hereof, (2) for the issuance of Common Stock to Worldwide Gateway Co., Ltd. pursuant to the Exchange Agreement, (3) for the issuance of Common Stock to Infosmart Group Limited's legal counsel for fees in connection with the Exchange Agreement and Private Placement (as defined below), (4) for the issuance of Common Stock upon the exercise of warrants (including any warrants issued to the Placement Agent) pursuant to the terms of such warrants as of the date hereof issued in connection with the offering of the Preferred Shares (the “Private Placement”), or (5) for the issuance of Common Stock (whether directly or through Options or other Convertible Securities) to employees or directors of the Company pursuant to an equity incentive plan or agreement approved by the Company’s shareholders.

(b)  Net Income Threshold. The Conversion Price then in effect will be reset downward by such percentage of the Conversion Price that is determine by dividing (x) the 2007 Net Income Deficiency (as defined below) by (y) ten million dollars ($10,000,000), subject to a maximum cumulative downward adjustment of fifty percent (50%) of the initial Conversion Price as of the date hereof (as adjusted for any prior adjustments to the Conversion Price other than for this Section 8(b)) (the “Maximum Reset”). The “2007 Net Income Deficiency” shall mean the amount equal to nine million dollars ($9,000,000) less the Company’s 2007 Adjusted Net Income (as hereinafter defined). For the purposes hereof, the Company’s “2007 Adjusted Net Income” shall mean the consolidated net income (or loss) of the Company for the twelve (12) month period ending December 31, 2007 determined in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”), plus, to the extent separately identified in the statement of net income (or loss) for such period, the non-cash charges incurred by the Company as a result of the issuance of the securities in connection with the Private Placement for any amortization of the warrants issued to investors or the Placement Agent or amortization relating to the beneficial conversion feature (if any) of the Preferred Shares. No later than one hundred twenty (120) days after the end of the twelve month period ended December 31, 2007, the Company shall deliver to each Holder in accordance with Section 15 audited financial statements prepared in accordance with GAAP for and as of the end of such period. In the event that the Company fails to timely deliver such financial statements to the Holders as herein provided, the Conversion Price then in effect shall be immediately adjusted downward by the Maximum Reset.

(c)  Stock Dividends - Recapitalization, Reclassification, Split-Ups. If, prior to the date of the conversion of the Preferred Shares into Common Stock hereunder, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Price will be adjusted so that the number of shares of Common Stock issuable upon the conversion of the Preferred Shares shall be increased in proportion to such increase in outstanding shares of Common Stock.

(d)  Aggregation of Shares. If prior to the date of the conversion of the Preferred Shares into Common Stock hereunder, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event (including a reverse split of Common Stock), then, upon the effective date thereof, the Conversion Price will be adjusted so that the number of shares of Common Stock issuable upon the conversion of the Preferred Shares shall be decreased in proportion to such decrease in outstanding shares.

(e)  Change Resulting from Reorganization or Change in Par Value, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Preferred Shares shall have the right thereafter to receive upon the conversion of the Preferred Shares the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Preferred Shares is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment to the Conversion Price also shall be made.

(f)  Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

9.  Certain Notice Obligations of the Company.

(a)  In the event that:

(i)  the Company shall take any action which would require an adjustment in the Conversion Price pursuant to Section 8, or the Conversion Price is otherwise adjusted pursuant to Section 8; or

(ii)  the Company shall authorize the granting to the holders of its Common Stock generally of rights, warrants or options to subscribe for or purchase any shares of any class or any other rights, warrants or options; or

(iii)  there shall be any reclassification or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock or a change in par value) or any consolidation, merger or statutory share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all of the assets of the Company;

(iv)  there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(v)  a meeting of the shareholders of the Company shall be called then, the Company shall cause to be delivered to each Holder in accordance with the notice provisions of Section 15, as promptly as possible, but at least twenty (20) calendar days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options or shareholders meeting or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, warrants or options or to vote at a shareholders meeting are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, statutory share exchange, sale, transfer, dissolution, liquidation or winding-up.

(b)  In any case in which Section 8 provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to Section 8 occurs after such record date but before the occurrence of such event, the Company may defer until the actual occurrence of such event issuing to the holder of any Preferred Shares converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.

10.  Status of Converted Shares. All Preferred Shares that are at any time redeemed or converted hereunder, and all Preferred Shares that are otherwise reacquired by the Company and subsequently canceled by the Company, shall be retired and shall not be subject to reissuance.

11.  Reservation of Common Stock. The Company covenants that, immediately following such time that the Company increases its authorized shares of Common Stock, it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Preferred Shares, not less than 130% of such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Preferred Shares hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

12.  Fractional Shares. If any conversion of Preferred Shares hereunder would create a fractional share that is less than one-half of one percent of the total shares of Common Stock that Holder is entitled to receive, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon such conversion, in the aggregate, shall be the nearest whole number of shares of Common Stock. If any such conversion would create a fractional share that is greater than one-half of one percent of the total shares of Common Stock that Holder is entitled to receive, then the Company shall pay that Holder in cash the fair value of the fractional share.

13.  Costs. The issuance of certificates for shares of Common Stock upon conversion of Preferred Shares shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Shares so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

14.  Voting Rights. Except as otherwise required by law, each Holder shall be entitled to vote on all matters submitted to a vote of shareholders of the Company, and shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such Holder’s Preferred Shares could then be converted pursuant to the terms of this Certificate of Determination at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law or as expressly provided herein, the Holders shall vote together as a single class on all matters.

15.  Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, a Holder Conversion Notice, shall be in writing and delivered personally or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Company at the address of the principal place of business of the Company as set forth in the last filing by the Company with the SEC. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally or sent by a nationally recognized overnight courier service, addressed to each Holder of Preferred Shares at the address of such Holder appearing on the books of the Company, or if no such address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) upon receipt, if sent by a nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given.

16.  Restrictions and Limitations. So long as any Preferred Shares remain outstanding, the Company, shall not, without the vote or written consent by the Holders of at least sixty-seven percent (67%) of the outstanding Preferred Shares, voting together as a single class, and unless approved by the Board of Directors:

(i)  Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its Capital Stock, except for conversion into or exchange for Junior Stock;

(ii)  Authorize or issue, or obligate itself to issue, any debt security, or otherwise incur indebtedness for borrowed money, other than (A) to a strategic investor in connection with a strategic commercial agreement or transaction approved by the Board of Directors, (B) pursuant to a commercial borrowing, commercial secured lending or commercial lease financing transaction approved by the Board of Directors, or (c) pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization;

(iii)  alter, modify or amend the terms of the Series B Preferred Stock in any way;

(iv)  create or issue any Capital Stock of the Company ranking pari passu with or senior to the Preferred Shares either as to the payment of dividends or as to redemption or rights in liquidation, dissolution or winding-up of the affairs of the Company, except shares of Series A Preferred Stock issued pursuant to the Exchange Agreement or warrants issued in connection with the Private Placement;

(v)  create or issue any Capital Stock of the Company which are entitled to registration rights until one hundred twenty (120) days after the Registration Statement is declared effective by the SEC, except (a) shares of Series A Preferred Stock issued pursuant to the Exchange Agreement or warrants issued in connection with the Private Placement, (b) shares of Common Stock issued to Worldwide Gateway Co., Ltd. pursuant to the Exchange Agreement, (c) shares of Common Stock issued to Infosmart Group Limited’s legal counsel for fees in connection with the Exchange Agreement and Private Placement, (d) upon conversion of outstanding Capital Stock of the Company, (e) pursuant to an employee or director stock option or incentive plan approved by the shareholders of the Company or (f) as otherwise contemplated by the Registration Rights Agreement;

(vi)  increase the authorized number of shares of the Series B Preferred Stock;

(vii)  re-issue any Preferred Shares which have been converted or otherwise acquired by the Company in accordance with the terms hereof;

(viii)  issue any shares of the Series B Preferred Stock except pursuant to the terms of the Subscription Agreements;

(ix)  Amend the Company’s Articles of Incorporation, except as contemplated by the Exchange Agreement and Transaction Documents;

(x)  enter into any definitive agreement or commitment with respect to any of the foregoing; or

(xi)  cause or permit any Subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

In the event that the Holders of at least a majority of the outstanding Preferred Shares agree to allow the Company to alter or change the rights, preferences or privileges of the Series B Preferred Stock pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the Preferred Shares then outstanding.

17.  Certain Definitions. As used in this Certificate, the following terms shall have the following respective meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under common control with such specified person. For purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or otherwise; and the term “controlling” and “controlled” having meanings correlative to the foregoing.

“Business Day” means any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in the State of California.

“Capital Stock” of any person or entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

“Change of Control Transaction” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Company; or (e) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Securities Exchange Act of 1934, as amended, and the regulations of the U.S. Securities and Exchange Commission issued thereunder); provided, however, that the transactions contemplated by the Exchange Agreement shall not be deemed Change of Control Transactions.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed on a Principal Market other than the Over-the-Counter Bulletin Board, the last trading price per share of the Common Stock for such date (or the nearest preceding date) on such Principal Market as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is quoted on the Over-the-Counter Bulletin Board, the most recent bid price per share of the Common Stock for such date (or the nearest preceding date) on the Over-the-Counter Bulletin Board; or (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported.

“Conversion Price” means $.26, as adjusted from time to time pursuant to the terms of Section 8.

“Holder” means any holder of Preferred Shares, all of such holders being the “Holders”.

“Original Issuance Date” means the date of the first issuance of any Preferred Shares regardless of the number of transfers of any particular Preferred Shares and regardless of the number of certificates which may be issued to evidence such Preferred Shares.

“Placement Agent” means Keating Securities, LLC.

“Principal Market” initially means the Over-the-Counter Bulletin Board and shall also include the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market or the NASDAQ Capital Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Original Issuance Date, to which the Company and the Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale by the Holder of all shares of Common Stock issued to such Holder upon conversion of Preferred Shares, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock issued pursuant to the Exchange Agreement, which by designation of its terms is junior to the Series B Preferred Stock.

“Subsidiary” means any individual, corporation, partnership, association, trust or other entity or organization of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Trading Day” means (a) a day on which the Common Stock is traded on a stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day that is a Business Day.

“Transaction Documents” means the Subscription Agreements and all agreements entered into in connection therewith, including the Registration Rights Agreement and warrants issued in connection with the Subscription Agreements.

RESOLVED FURTHER, that the President, Chief Executive Officer and Secretary of the Company be, and they hereby are, authorized and directed to prepare and file a Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock in accordance with the foregoing resolution and the provisions of California law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.”

C. That the authorized number of shares of preferred stock of the Company is 10,000,000; that the number of shares constituting Series A Convertible Preferred Stock is 1,200,000, of which 1,000,000 shares have been issued; and that the authorized number of shares constituting Series B Convertible Preferred Stock is 1,800,000 (the series created by this Certificate and the resolution set forth above), of which no shares have been issued.

The undersigned further declare under penalty of perjury under the laws of this State of California that the matters set forth in this Certificate are true and correct of their own knowledge.

Date: August 16, 2006

/s/ Kwok Chung
Kwok Chung, President and CEO

/s/ Sze Po Nei
Sze Po Nei, Secretary

EXHIBIT A

NOTICE OF REDEMPTION

The undersigned hereby exercises the right to require the redemption of shares of Series B Convertible Preferred Stock (the “Preferred Stock”) of Cyber Merchants Exchange, Inc. (the “Company), represented by stock certificate No(s). __________, according to the terms and conditions of the Certificate of Determination and Subscription Agreements relating to the Preferred Stock (the “Certificate of Determination”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Determination. If payment is to be made to a person other than undersigned, the undersigned will pay any transfer taxes which may be payable and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any redemption, except for such transfer taxes, if any.

Redemption Date:_________________________________

Number of Shares of
Preferred Stock to be Redeemed:_____________________

Amount of Accrued
Dividends (and late fees) :______________________

Redemption Amount:________________________

Name of Holder:__________________________________

Address:________________________________________
_________________________________________
_________________________________________

Signature:_______________________________________
Name:
Title:

EXHIBIT B

NOTICE OF CONVERSION
AT THE ELECTION OF HOLDER

The undersigned hereby elects to convert shares of Series B Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s). __________, into shares of common stock (“Common Stock”) of Cyber Merchants Exchange, Inc. (the “Company”) according to the terms and conditions of the Certificate of Determination and Subscription Agreements relating to the Preferred Stock (the “Certificate of Determination”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Determination. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion Date:_________________________________

Number of Shares of
Preferred Stock to be Converted:_____________________

Amount of Accrued
Dividends (and late fees) :______________________

Applicable Conversion Price:________________________

Number of Shares of
Common Stock to be Issued:________________________

Name of Holder:__________________________________

Address:________________________________________
_________________________________________
_________________________________________

Signature:_______________________________________
Name:
Title:

EXHIBIT C

NOTICE OF AUTOMATIC CONVERSION

The undersigned in the name and on behalf of Cyber Merchants Exchange, Inc. (the “Company”) hereby notifies the addressee hereof that _____________ shares of its Series B Convertible Preferred Stock (the “Preferred Stock”) held by the Holder shall be converted into shares of common stock (“Common Stock”) of the Company according to the terms hereof and as of the date written below in accordance with Section 6(b) of the Certificate of Determination for the Preferred Stock (the “Certificate of Determination”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Determination. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion Date:_________________________________

Number of Shares of
Preferred Stock to be Converted:_____________________

Amount of Accrued
Dividends (and late fees) :______________________

Applicable Conversion Price:________________________

Number of Shares of
Common Stock to be Issued:________________________

Name of Holder:__________________________________

Address:________________________________________
_________________________________________
_________________________________________

Signature:_______________________________________
Name:
Title:

EXHIBIT D

NOTICE OF MANDATORY CONVERSION

The undersigned in the name and on behalf of Cyber Merchants Exchange, Inc. (the “Company”) hereby notifies the addressee hereof that _____________ shares of its Series B Convertible Preferred Stock (the “Preferred Stock”) held by the Holder are convertible into shares of common stock (“Common Stock”) of the Company according to the terms hereof and as of the date written below in accordance with Section 6(c) of the Certificate of Determination for the Preferred Stock (the “Certificate of Determination”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Determination. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion Date:_________________________________

Number of Shares of
Preferred Stock to be Converted:_____________________

Amount of Accrued
Dividends (and late fees) :______________________

Applicable Conversion Price:________________________

Number of Shares of
Common Stock to be Issued:________________________

Name of Holder:__________________________________

Address:________________________________________
_________________________________________
_________________________________________

Signature:_______________________________________
Name:
Title: